Exhibit 107

Calculation of Filing Fee Table

Form S-11

(Form Type)

Wheeler Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common Shares, $0.01 par value	457(c)	101,100,000	$3.805	$384,685,500	$0.00011020	$42,392.34

	Total Offering Amounts					$384,685,500
	Total Fees Previously Paid							$42,392.34
	Total Fee Offsets
	Net Fee Due							—

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $3.97 and low $3.64 sale prices of the Common Stock on August 25, 2023.